Dakota Territory Resource Corp Options Barrick's
Surface Interests in the Homestake District

9/7/2021 | Press Release

Lead, South Dakota, September 7, 2021 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") is pleased to announce that it has entered into a binding definitive option agreement (the "Definitive Agreement") to acquire Homestake Mining Company of California's ("HMCC" or "Homestake") surface rights and certain residual facilities in the Homestake District, South Dakota. The Definitive Agreement aligns with Dakota Territory's strategic objective to be the premier South Dakota exploration company with the largest land and mineral tenure holdings in the historic Homestake District, allowing it the opportunity to assess the potential for new economic gold mineralization. HMCC is a wholly-owned subsidiary of Barrick Gold Corporation ("Barrick").

Key highlights include:

  Solidifies Dakota Territory as the leading South Dakota exploration company through increasing its property package to 35,292 acres, the largest property package in the Homestake District

  Provides for exclusive access to Homestake's extensive historic data sets which chronicle its 145-year exploration and mining history throughout South Dakota

  The potential for the Company to repurpose already disturbed land for exploration and development within the Homestake District

  Synergies with Dakota Territory's existing property package

Under the terms of the Definitive Agreement, Dakota Territory has a three-year option to acquire 4,261 acres of surface rights with attendant facilities and data held by HMCC (the "Option") (see the map below). In consideration for the Option, Dakota Territory has made a cash payment of US$1.3 million and issued 1 million shares of common stock of the Company ("Shares") to Barrick and will make annual Option payments of US$300,000 during the Option period. Dakota Territory may exercise the Option on or before September 7, 2024, by assuming all of the liabilities and bonds currently held by HMCC in the Homestake District. In addition, on exercise of the Option, Dakota Territory will issue Barrick 3 million Shares and grant a 2.5% NSR to Barrick with respect to any gold that may be recovered from the Grizzly Gulch property. Upon exercise of the Option, Barrick will own 4.75 million shares, representing a 6.47% interest in Dakota Territory.

Dakota Territory was founded and is managed by experienced industry professionals with more than a century of combined mining and exploration experience and more than 50 years of combined mining and exploration experience at the Homestake Mine and in the Homestake District, prior to the suspension of mining operations at the Homestake Mine due to low gold prices in 2002. With the increase in the gold price to more than US$1,700 per ounce, Dakota Territory is well-positioned to assess the mineral opportunities based on the last regional exploration programs undertaken in the Homestake District in the 1980s and 1990s. With new extractive technologies, a focus and commitment to environmental integrity and stewardship, and a consolidated land package, Dakota Territory believes that new high-value, well-paying long-term careers in the Homestake District will complement local businesses operating in this region of South Dakota. Under the Definitive Agreement and in aggregate with Dakota Territory's other property holdings, Dakota Territory will own or have under lease a total property package of 35,292 acres in the immediate Homestake District.

Jonathan Awde, President and CEO of Dakota Territory stated "We are very pleased to enter into this Definitive Agreement with Barrick. It makes Barrick a significant shareholder in Dakota Territory giving them an indirect interest in the broader Homestake District while providing Dakota Territory with the 4,261 acres of surface assets necessary for facilities as Dakota Territory develops its mineral opportunities in the Homestake District. Our exploration activities are designed to discover new gold mineralization on our mineral tenures that we can develop with a focus on best practices, following the environmental stewardship and integrity that Barrick has demonstrated in the district since suspending mining operations in 2002. We will operate in a respectful manner for our many neighbors who reside in the region as we assess the known intersections of high grade gold in Homestake Formation encountered in drilling in the 1990s. We are excited about our prospects of finding further gold deposits that can lead to future high value employment in South Dakota."

"Barrick is pleased to support Dakota Territory's exploration efforts in the Homestake District. We are impressed with the team that Dakota Territory has assembled and believe they have the capabilities to make a positive contribution in the Homestake District and in the State of South Dakota," said Patrick Malone who oversees Barrick's North American closure sites. "Dakota Territory has committed to build on the legacy of best practice environmental stewardship that Barrick has followed since suspending mining operations at the Homestake Mine in 2002 and it is our hope that Dakota Territory will be able to utilize existing surface infrastructure to minimize further disturbance of any new development activity. Barrick is pleased to have continued exposure to this important historic mining camp through its potential 6.47% ownership in Dakota Territory."

Jerry Aberle, Dakota Territory's Chief Operating Officer, was born and raised in the Lead-Deadwood area, and stated "Having worked and consulted at the Homestake Mine for more than 25 years, I am pleased with the evolution of Dakota Territory and I am particularly proud of our progress over the past 18 months, where we have expanded our property package from approximately six thousand acres to over thirty five thousand acres. We are a Lead-based company now employing over 20 individuals, with many of our management, senior personnel and consultants having the experience of working at the Homestake Mine. We understand the geology and potential of our mineral assets in the Homestake District and are very excited to combine that understanding with Barrick's 145 year data set. We live and work in the region and have a perspective on local issues that will inform our focus as we follow best practices and are a good corporate citizen in Lead."

With more than US$50 million in working capital, Dakota Territory is well-funded to carry out its exploration activities during the term of the Option and to identify new mineral opportunities in the historic Homestake District, which produced more than 44 million ounces of gold.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp is a Nevada corporation with offices located at Lead, South Dakota. Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Homestake District of South Dakota.

Inquiries

Shareholder and Investor Inquiries: For more information, please contact Jonathan Awde at 604-761-5251 or JAwde@gold-sd.com.

Social and Public Relations Inquiries: For more information, please contact Elizabeth Sailer at 605-580-0480 or info@gold-sd.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding the Definitive Agreement and the Option. These forward-looking statements are based on assumptions and expectations that may not be realized and are inherently subject to numerous risks and uncertainties, which could cause actual results to differ materially from these statements. These risks and uncertainties include, among others, the Company's ability to exercise the Option, the timing of the exercise of the Option, the consideration for the Option, Barrick's ownership interest in the Company, the Company's ability to create jobs in South Dakota, the potential for gold mineralization in the properties subject to the Option, the price of gold, synergies with the Company's existing assets, the Company's use of disturbed land, the Company's use of historic data, the state of the economy and financial markets generally and the effect on our industry, and the market for our common stock. The foregoing list is not exhaustive. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2021, as amended, as updated by annual, quarterly and other reports and documents that we file with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this communication. These statements speak only as of the date of this communication, and we undertake no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law.